EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Announces Hard Rock Operating Permit Update for Butte Highlands Gold Project

Coeur d’Alene, Idaho – February 17, 2014 – Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) (“Timberline” or the “Company”) announced today that the Montana Department of Environmental Quality (“MDEQ”) has provided an updated schedule anticipated for completion of the Final Environmental Impact Statement (“Final EIS”) for the Butte Highlands Joint Venture (“BHJV”)’s proposed underground gold mine in the Highland Mountains south of Butte, Montana.  The Final EIS is a critical remaining step toward receipt of a Final Hard Rock Operating Permit (HROP) for the Project.  The Company also announced recently received assay results from drilling completed in preparation for advancement of mining to the proposed bulk sample area.

The MDEQ has provided the Company a revised estimate that completion of the Final EIS will be before the end of March. The agency currently continues evaluation and response to public comments provided following release of the Draft EIS in October, 2013.  Two weeks after release of the Final EIS, the MDEQ will prepare a Record of Decision document after which the project bond can be issued.  The Final HROP would be signed by the Director of the MDEQ immediately thereafter allowing commencement of production.

Timberline also announced additional results from underground drill holes completed in 2013.  Hole BHUG13-003 was drilled to confirm continuity of mineralization within the main zone in the proposed bulk sample area.  The hole also intercepted the lower, footwall zone where assays confirm significant mineralization.  Assay highlights include:

Drill Hole	From (feet)	Length (feet)	Gold (opt)*	From (metres)	Length (metres)	Gold (g/t)**	Zone
BHUG11-003	182.1	22.3	0.32	55.50	6.80	10.96	Bulk Sample Area
BHUG11-003	255.0	20.4	0.19	77.72	6.22	6.50	Lower Footwall
including	262.4	13.0	0.28	79.98	3.96	9.59

*ounces/ton,  **grams/tonne

On-going development activities under the existing exploration license continue at the site and are now focused on completion of a new dewatering well which will be important to initiating mining.  The well has been drilled and is currently being prepared for pump installation.

Timberline President and CEO Paul Dircksen commented, “We look forward to completion of the Final EIS as a major milestone in permitting of the Butte Highlands Project.  Steady progress continues toward reaching production on this important project for the Company”.

Timberline owns a 50-percent carried-to-production interest in BHJV, which owns the Butte Highlands Gold Project where mining is expected to commence following the issuance of the HROP and the U.S. Forest Service approval of a road-use plan of operations for material haulage.  Timberline’s joint venture partner is funding all mine development costs through to commercial production with Timberline's share of those costs to be repaid from proceeds of future mine production.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States. Timberline holds a 50-percent carried interest ownership stake in the Butte Highlands Joint Venture in Montana. Timberline’s exploration is primarily focused on the major gold districts of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere. Timberline management has a proven track record of discovering economic mineral deposits that are developed into profitable mines.

Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Cautionary Note

The Company clarifies that BHJV has decided to advance the Butte Highlands Gold Project into production without first establishing NI 43-101 compliant mineral resources supported by an independent technical report or completing a feasibility study.  A production decision without the benefit of a technical report independently establishing mineral resources or reserves and any feasibility study demonstrating economic and technical viability creates increased uncertainty and heightens economic and technical risks of failure associated with the Butte Highlands Project.

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing and results of the Company’s continued exploration and drill program at South Eureka and Lookout Mountain, the timing of assay results from such drilling program being released, the Company’s ability to expand and upgrade the South Eureka resource, the timing or results of the Company’s exploration and development plans and programs at Butte Highlands, including the timing of obtaining necessary permits, the development of and production at the Company’s Butte Highlands project and projects on its South Eureka property, the potential life of the mine at the Butte Highlands project, the targeted production date for the Butte Highlands project, targeted date for production at South Eureka, the potential for a heap-leach mine at South Eureka, and possible growth of the Company and the Company’s expected operations, including potential development of an open pit extraction and heap leach processing and operation at South Eureka. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are

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based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2013.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO

Phone: 208.664.4859

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